Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR

FIRST QUARTER 2018

SAN DIEGO, CALIFORNIA, May 8, 2018....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the first quarter ended March 31, 2018. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended March 31, 2018:

•                  Net income per share was $0.29

•                  AFFO per share increased 3.9% to $0.79, compared to the quarter ended March 31, 2017

•                  Invested $509.8 million in 174 new properties and properties under development or expansion

•                  Dividends paid per common share increased 4.3%, compared to the quarter ended March 31, 2017

CEO Comments

“We are pleased with the continued solid performance of our business,” said John P. Case, Realty Income’s Chief Executive Officer. “During the quarter, we acquired $510 million of high-quality properties leased principally to investment grade rated tenants. Our focus on quality is reflected in the continued health of our portfolio, which now generates over 50% of rental revenue from investment grade rated tenants. We ended the quarter with occupancy of 98.6%, our highest quarter-end occupancy in more than 10 years. Additionally, we achieved a positive recapture spread on properties re-leased during the quarter.”

“We remain committed to capitalizing our business in a conservative manner. In April, we completed a $500 million, 7-year bond offering at an effective yield of 3.96%, reflecting the benefits afforded to us as the company with the highest-rated credit in the net lease sector. We’ve had a favorable start to the year and are reiterating our 2018 AFFO per share guidance of $3.14 - $3.20.”

Financial Results

Revenue

Revenue for the quarter ended March 31, 2018 increased 6.8% to $318.3 million, as compared to $298.0 million for the same quarter in 2017.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended March 31, 2018 was $83.2 million, as compared to $71.6 million for the same quarter in 2017. Net income per share for the quarter ended March 31, 2018 was $0.29, as compared to $0.27 for the same quarter in 2017.

Net income and funds from operations available to common stockholders for the quarter ended March 31, 2017 were impacted by a $13.4 million non-cash redemption charge on the Class F preferred shares that were redeemed in April 2017, which represented $0.05 per share. This charge was based on the excess of redemption value over the carrying value of the Class F preferred stock representing the original issuance cost that was paid in 2012.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended March 31, 2018 increased 20.1% to $224.9 million, as compared to $187.2 million for the same quarter in 2017. FFO per share for the quarter ended March 31, 2018 increased 11.3% to $0.79, as compared to $0.71 for the same quarter in 2017.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended March 31, 2018 increased 11.6% to $224.6 million, as compared to $201.3 million for the same quarter in 2017. AFFO per share for the quarter ended March 31, 2018 increased 3.9% to $0.79, as compared to $0.76 for the same quarter in 2017.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages five and six of this press release.

Dividend Increases

In March 2018, Realty Income announced the 82nd consecutive quarterly dividend increase, which is the 96th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of March 31, 2018 was $2.634 per share. The amount of monthly dividends paid per share increased 4.3% to $0.651 in the first quarter of 2018, as compared to $0.624 for the same quarter in 2017.

Real Estate Portfolio Update

As of March 31, 2018, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,326 properties located in 49 states and Puerto Rico, leased to 254 different commercial tenants, and doing business in 47 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.4 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of March 31, 2018, portfolio occupancy was 98.6% with 75 properties available for lease out of a total of 5,326 properties in the portfolio, as compared to 98.4% as of December 31, 2017 and 98.3% as of March 31, 2017. Economic occupancy, or occupancy as measured by rental revenue, was 98.8% as of March 31, 2018, as compared to 98.5% as of December 31, 2017, and 99.0% as of March 31, 2017.

Since December 31, 2017, when the company reported 83 properties available for lease, the company had 58 lease expirations, re-leased 55 properties and sold 11 vacant properties during the quarter ended March 31, 2018.  Of the 55 properties re-leased during the first quarter of 2018, 46 properties were re-leased to the same tenants, three were re-leased to new tenants without vacancy, and six were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $10.40 million, as compared to the previous annual rent of $10.36 million on the same properties, representing a rent recapture rate of 100.4% on the properties re-leased during the quarter ended March 31, 2018.

Rent Increases

During the quarter ended March 31, 2018, same store rents on 4,747 properties under lease increased 1.0% to $276.7 million, as compared to $274.0 million for the same quarter in 2017.

Investments in Real Estate

During the quarter ended March 31, 2018, Realty Income invested $509.8 million in 174 new properties and properties under development or expansion, located in 27 states. These properties are 100% leased with a weighted average lease term of approximately 14.0 years and an initial average cash lease yield of 6.2%. The tenants occupying the new properties operate in 12 industries, and are 100% retail, based on rental revenue. Approximately 85% of the rental revenue generated from acquisitions during the first quarter of 2018 is from investment grade rated tenants.

Property Dispositions

During the quarter ended March 31, 2018, Realty Income sold 14 properties for $13.8 million, with a gain on sales of $3.2 million, as compared to 14 properties sold for $31.2 million, with a gain on sales of $10.5 million, during the same quarter in 2017.

Liquidity and Capital Markets

Capital Raising

During the quarter ended March 31, 2018, Realty Income raised $2.3 million from the sale of common stock through our Dividend Reinvestment and Stock Purchase Plan, at a weighted average price of $51.08 per share.

In April 2018, Realty Income issued $500 million of senior unsecured notes due 2025 at an effective yield to maturity of 3.957%. The net proceeds of this offering were used to repay a portion of the borrowings outstanding under our $2.0 billion revolving credit facility, and to the extent not used for those purposes, to fund investment opportunities, and for other general corporate purposes.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. The credit facility also has a $1.0 billion expansion feature. As of March 31, 2018, Realty Income had a borrowing capacity of $918.0 million available on its revolving credit facility. Following the use of proceeds from the April notes offering to repay borrowings under the revolving credit facility, the borrowing capacity of the revolving credit facility increased to $1.4 billion.

2018 Earnings Guidance

We estimate FFO per share for 2018 of $3.11 to $3.19. FFO per share for 2018 is based on a net income per share range of $1.21 to $1.29, plus estimated real estate depreciation and impairments of $1.97 per share, and reduced by potential estimated gains on sales of investment properties of $0.07 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2018 of $3.14 to $3.20. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on May 9, 2018 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 394-8218. When prompted, provide the access code: 7061610.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 7061610. The telephone replay will be available through May 23, 2018. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through May 23, 2018. No access code is required for this replay.

Supplemental Materials

Supplemental materials on first quarter 2018 operating results are available on Realty Income’s corporate website at https://www.realtyincome.com/investors/financial-information/quarterly-results/default.aspx.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,300 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 574 consecutive common stock monthly dividends throughout its 49-year operating history and increased the dividend 96 times since Realty Income’s public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months
	Ended	Ended
	3/31/18	3/31/17
REVENUE
Rental	$306,548	$285,821
Tenant reimbursements	11,300	11,229
Other	447	975

Total revenue	318,295	298,025

EXPENSES
Depreciation and amortization	131,103	121,097
Interest	59,415	59,305
General and administrative	15,684	13,565
Property (including reimbursable)	16,552	19,075
Income taxes	1,223	1,047
Provisions for impairment	14,221	5,433

Total expenses	238,198	219,522

Gain on sales of real estate	3,218	10,532

Net income	83,315	89,035

Net income attributable to noncontrolling interests	(152)	(165)

Net income attributable to the Company	83,163	88,870
Preferred stock dividends	-	(3,911)
Excess of redemption value over carrying value of preferred shares redeemed	-	(13,373)

Net income available to common stockholders	$83,163	$71,586

Funds from operations available to common stockholders (FFO)	$224,882	$187,213
Adjusted funds from operations available to common stockholders (AFFO)	$224,560	$201,336

Per share information for common stockholders:
Net income, basic and diluted	$0.29	$0.27

FFO, basic and diluted	$0.79	$0.71

AFFO, basic and diluted	$0.79	$0.76

Cash dividends paid per common share	$0.651	$0.624

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months
	Ended 3/31/18	Ended 3/31/17
Net income available to common stockholders	$83,163	$71,586
Depreciation and amortization	131,103	121,097
Depreciation of furniture, fixtures and equipment	(159)	(157)
Provisions for impairment	14,221	5,433
Gain on sales of real estate	(3,218)	(10,532)
FFO adjustments allocable to noncontrolling interests	(228)	(214)
FFO available to common stockholders	$224,882	$187,213
FFO allocable to dilutive noncontrolling interests	218	220
Diluted FFO	$225,100	$187,433

FFO per common share, basic and diluted	$0.79	$0.71

Distributions paid to common stockholders	$185,556	$162,506

FFO available to common stockholders in excess of distributions paid to common stockholders	$39,326	$24,707

Weighted average number of common shares used for FFO:
Basic	283,917,418	263,340,491
Diluted	284,345,328	263,934,304

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months
	Ended 3/31/18	Ended 3/31/17
Net income available to common stockholders	$83,163	$71,586
Cumulative adjustments to calculate FFO (1)	141,719	115,627
FFO available to common stockholders	224,882	187,213
Excess of redemption value over carrying value of Class F preferred share redemption	-	13,373
Amortization of share-based compensation	3,662	2,753
Amortization of deferred financing costs (2)	844	1,487
Amortization of net mortgage premiums	(459)	(630)
Gain on interest rate swaps	(2,007)	(1,330)
Leasing costs and commissions	(917)	(410)
Recurring capital expenditures	(11)	(341)
Straight-line rent	(5,365)	(3,283)
Amortization of above and below-market leases	3,864	2,432
Other adjustments (3)	67	72
AFFO available to common stockholders	$224,560	$201,336
AFFO allocable to dilutive noncontrolling interests	229	294
Diluted AFFO	$224,789	$201,630

AFFO per common share, basic and diluted	$0.79	$0.76

Distributions paid to common stockholders	$185,556	$162,506

AFFO available to common stockholders in excess of distributions paid to common stockholders	$39,004	$38,830

Weighted average number of common shares used for AFFO:
Basic	283,917,418	263,340,491
Diluted	284,345,328	264,022,486

(1)           See FFO calculation on page five for reconciling items.

(2)           Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)           Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended March 31,	2018	2017	2016	2015	2014

Net income available to common stockholders	$83,163	$71,586	$63,473	$60,494	$47,179
Depreciation and amortization	130,944	120,940	107,740	97,852	89,879
Provisions for impairment	14,221	5,433	1,923	2,087	1,683
Gain on sales of real estate	(3,218)	(10,532)	(2,289)	(7,218)	(3,878)
FFO adjustments allocable to noncontrolling interests	(228)	(214)	(218)	(315)	(343)

FFO	$224,882	$187,213	$170,629	$152,900	$134,520

FFO per diluted share	$0.79	$0.71	$0.68	$0.68	$0.65

AFFO	$224,560	$201,336	$175,918	$152,121	$132,660

AFFO per diluted share	$0.79	$0.76	$0.70	$0.67	$0.64

Cash dividends paid per share	$0.651	$0.624	$0.588	$0.561	$0.547

Weighted average diluted shares outstanding - FFO	284,345,328	263,934,304	250,381,001	225,508,832	207,007,341

Weighted average diluted shares outstanding - AFFO	284,345,328	264,022,486	250,381,001	225,508,832	207,007,341

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

March 31, 2018 and December 31, 2017

(dollars in thousands, except per share data)

	2018	2017
ASSETS	(unaudited)
Real estate, at cost:
Land	$4,259,909	$4,080,400
Buildings and improvements	11,145,329	10,936,069
Total real estate, at cost	15,405,238	15,016,469
Less accumulated depreciation and amortization	(2,433,678)	(2,346,644)
Net real estate held for investment	12,971,560	12,669,825
Real estate held for sale, net	29,953	6,674
Net real estate	13,001,513	12,676,499
Cash and cash equivalents	20,627	6,898
Accounts receivable, net	125,690	119,533
Acquired lease intangible assets, net	1,262,252	1,194,930
Goodwill	14,943	14,970
Other assets, net	49,068	45,336
Total assets	$14,474,093	$14,058,166

LIABILITIES AND EQUITY
Distributions payable	$62,904	$60,799
Accounts payable and accrued expenses	92,379	109,523
Acquired lease intangible liabilities, net	303,204	268,796
Other liabilities	123,705	116,869
Line of credit payable	1,082,000	110,000
Term loans, net	319,441	445,286
Mortgages payable, net	313,173	325,941
Notes payable, net	4,879,628	5,230,244
Total liabilities	7,176,434	6,667,458

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 284,380,175 shares issued and outstanding as of March 31, 2018 and 284,213,685 shares issued and outstanding as of December 31, 2017	9,625,200	9,624,264
Distributions in excess of net income	(2,357,220)	(2,252,763)
Total stockholders’ equity	7,267,980	7,371,501
Noncontrolling interests	29,679	19,207
Total equity	7,297,659	7,390,708
Total liabilities and equity	$14,474,093	$14,058,166

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
Q1 2018	5.1%	(8.1%)	4.3%	(6.7%)	2.2%	(2.0%)	1.9%	(0.8%)	1.1%	2.3%

Compound Average Annual Total Return (5)		15.7%		10.3%		10.6%		9.8%		9.9%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)     FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)     Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)     Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)     Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)     All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through March 31, 2018, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.